Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Mr. Jason Wang
(+86 512 52680988)

Sutor Technology Group Limited
Jiangsu Province
People’s Republic of China
http://www.sutorcn.com

NEWS RELEASE

/C O R R E C T I O N -- Sutor Technology Group Limited/

In the news release, “Sutor Technology Group Limited Announces First Quarter Financial Results of Fiscal Year 2009”, issued yesterday by Sutor Technology Group Limited (Nasdaq: SUTR) over Xinhua PR Newswire, we are advised by the company of the following updates in the financial tables, as originally issued inadvertently.

In the table, “SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES, CONSOLIDATED BALANCE SHEETS (unaudited)”, the column headings should read “September 30, 2008” and “June 30, 2008” instead of “June 30, 2008” and “June 30, 2007”.

In the table, “SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES, CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)”, under “For the Three Months Ended”, the column headings should read “September 30, 2008”, and “September 30, 2007”, instead of “September 30, 2007”, and “September 30, 2006”.

Full, correct release follows.

SUTOR TECHNOLOGY GROUP LIMITED ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS OF FISCAL YEAR 2009
-- 1QFY09 Revenue Increases 2.30% to US$101.78 Million Compared with 1QFY08
-- 1QFY09 Net Income increases 52.89% to US$10.12 Million

DONGBANG TOWN, China, Nov. 13 /Xinhua-PRNewswire-FirstCall/ -- Sutor Technology Group Limited (the “Company” or “Sutor”) (Nasdaq: SUTR), a leading provider of steel finishing fabrication products in China, today announced first quarter financial results of fiscal year 2009.

First Fiscal Quarter 2009 Financial Highlights:

•
Total revenues increased 2.3 % over the first quarter of FY2008 to US$101.8 million; revenue from unrelated parties increased 28.7% to $74.4 million compared to $57.8 million for the first quarter FY2008.

•	Income from operations increased 48.0 % over the first quarter of FY2008 to US$12.3 million

•	Net income increased 52.9 % over the first quarter of FY2008 to US$10.1 million

•	Fully-diluted earnings per common share for the first quarter of FY2009 increased 58.8% to US$ 0.27, compared with US$0.17 for the first fiscal quarter 2008

Ms. Lifang Chen, Chairlady and CEO of Sutor said, “I am pleased to report another strong quarter of growth attained by solid execution of our business strategy, expanding our vertical integration, which has provided a total solution to our customers, and more efficient management and strong cost control. We are well positioned to continue our growth with recently announced commencement of operations of our new 400,000 metric ton hot-dipped galvanized steel production line. The new hot-dipped galvanized steel production line is capable of galvanizing both hot-rolled and cold-rolled steel with both zinc and aluminum, which will significantly expand our production capacity of hot-dipped galvanized steel and continue to strengthen our vertical integration strategy. With the announcement of China's $586 billion stimulus package, we are optimistic about the Company's growth in 2009.”

First Quarter Fiscal Year 2009 Financial Results:

Revenues. Total revenue increased to US$101.8 million in the first quarter FY2009, compared with US$ 99.5 million for the first quarter FY2008, representing an increase of 2.3%. However, in accordance with our strategy revenue from unrelated parties increased 28.7% and now accounts for 73.1% of our total revenue compared to only 58.1% for the same period last year.

Gross Profit. Gross profit increased by18.12 to US$13.5 million for the first quarter of FY2009 compared with US$11.4 million in the first quarter FY2008. Gross margin was 13.2% in the first quarter FY2009, compared with 11.4% in the first quarter FY2008. These gross profit and gross margin increases resulted primarily from increased sales of the Company's pre-painted galvanized steel products, expanded vertical integration, favorable impact of economies of scale and increased direct sales to unrelated parties. For the first quarter FY2009, our pre-painted galvanized steel products, which are higher value-added, higher margin products, contributed approximately 40.4% of the total revenue, as compared with 33.8% for the same period last year.

Income from Operations. Income from operations for the first quarter FY2009 was US$12.3 million, representing a 48.0 % increase, compared with US$8.3 million in the first quarter FY2008.

Operating Expenses. Our total operating expenses decreased by 63.0%, to US$1.1 million in the first quarter of FY2009, compared with US$3.1 million in the first quarter FY2008. This decrease mainly resulted from a decrease of the reserve for bad debts.

Income before Tax and Minority Interests. As a result of the foregoing, our income before tax and minority interests increased by 51.8%, from US$7.5 million in the first quarter FY2008 up to US$11.3 million for the first quarter FY2009.

Provision for Income Tax. Our provision for income tax increased by 42.8 % from US$0.8 million for the first quarter FY2008 to US$1.2 million for the first quarter FY2009, mainly due to the increase of our taxable income and the increased tax rate of our subsidiary Changshu Huaye Steel Strip Co., Ltd. According to the new PRC enterprise income tax law, which became effective on January 1, 2008, the enterprise income tax rate for Changshu Huaye Steel Strip Co., Ltd. is now 12.5% as compared to 12% in 2007.

Net Income. Net income increased by 52.9% from US$ 6.6 million for first quarter FY2008 to US$10.1 million for the first quarter FY2009, primarily as a result of the increase of gross margin, as explained above, and the decrease of general and administrative expenses.

Inventory. Inventory increased by 76.6% to US$90.64 million in the first quarter FY2009, compared with US$51.31 million in the fourth quarter FY2008. The increased inventory was mainly resulted from increased purchase of raw materials made in preparation for the commencement of the production of the Company's new 400,000 metric ton production line and some customers' delayed pick-up of and payment for pre-ordered finished products. Once those customers fulfill their purchase obligations, as the management anticipates they will, the Company's inventory will decrease.

Financial Condition:

The Company’s cash and cash equivalents balances as of September 30, 2008 were $14.8 million, compared with $13.1 million as of September 30, 2007. As of September 30, 2008, the Company’s working capital was $ 85.6 million. Meanwhile, stockholders' equity increased 47.2% to $143.2 million, compared with $97.3 million at September 30, 2007.

Functional Currency and Translating Press Release

The functional currency of the Company is the Chinese Yuan Renminbi (“RMB”); however, the accompanying financial information has been expressed in United States Dollars (“USD”). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company's equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is one of the leading private manufacturers of steel finishing fabrication products in China. Sutor utilizes a variety of processes and technological methodologies to convert steel coils manufactured by third parties into steel finishing fabrication products, including hot- dipped galvanized steel, pre-painted galvanized steel, acid-pickled steel, and cold-rolled steel. To learn more about the Company, please visit http://www.sutorcn.com.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for our steel finishing fabrication products, our expectations regarding the continued growth of the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the 'Risk Factors' section of our Annual Report on Form 10-K for the year ended June 30, 2008 and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov . The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

--FINANCIAL TABLES FOLLOW--

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	June 30,
	2008	2008
ASSETS
Current Assets:
Cash and cash equivalents	$14,819,299	$11,806,101
Restricted cash	47,920,526	59,489,508
Trade accounts receivable, net of allowance for doubtful accounts of $171,820 and $70,653, respectively	10,049,208	6,268,858
Other receivables	420,978	100,271
Accounts receivable, related parties	13,336,286	76,118,544
Advances to suppliers, net of allowance for doubtful accounts of $778,305 and $1,472,828, respectively	12,545,261	28,035,815
Inventory	90,642,907	51,315,521
Notes receivable		130,970
Deferred taxes	124,517	288,976
Total Current Assets	189,858,982	233,554,564
Property and Equipment, net of accumulated depreciation of $12,933,562 and $12,019,445, respectively	61,631,867	59,736,612
Intangible Assets, net of accumulated amortization of $293,798 and $285,888, respectively	3,093,733	3,238,931
TOTAL ASSETS	254,584,582	296,530,107

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	5,927,678	6,003,898
Advances from customers	7,492,945	16,871,618
Other payables and accrued expenses	3,913,551	3,265,860
Short-term notes payable	81,982,757	130,504,380
Short-term notes payable-Principal Shareholder	4,961,597	-
Total Current Liabilities	104,278,528	156,645,756

Short-term notes payable-Principal Shareholder	7,099,998	7,099,998
Total Liabilities	111,378,526	163,745,754

Minority Interest in Net Assets of Subsidiary	-	34,697

Stockholders' Equity
Undesignated preferred stock-$0.001 par value; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock-$0.001 par value; 500,000,000 shares authorized; 37,955,602 shares outstanding	37,955	37,955

Additional paid-in capital	37,170,164	37,170,164
Statutory reserves	12,586,995	12,586,995
Retained earnings	75,894,172	65,772,975
Accumulated other comprehensive income	17,516,770	17,181,567
Total Stockholders' Equity	143,206,056	132,749,656
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$254,584,582	$296,530,107

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended September 30,
	2008	2007
Revenue:
Revenue	$74,370,250	$57,780,488
Revenue from related parties	27,407,439	41,709,604
	101,777,689	99,490,092

Cost of Revenue
Cost of revenue	32,906,086	57,609,991
Purchases from related parties	55,424,552	30,495,510
	88,330,638	88,105,501

Gross Profit	13,447,051	11,384,591

Operating Expenses:
Selling expense	690,305	573,745
General and administrative expense	443,963	2,489,943
Total Operating Expenses	1,134,268	3,063,688

Income from Operations	12,312,783	8,320,903

Other Income (Expense):
Interest income	475,448	131,591
Other income	-	31,479
Interest expense	(1,480,736)	(915,337)
Other expense	-	(121,090)
Total Other Income (Expense)	(1,005,288)	(873,357)

Income Before Taxes and Minority Interest	11,307,495	7,447,546
Provision for income taxes	(1,186,298)	(830,843)
Minority interest in loss of
consolidated subsidiary	-	3,287

Net Income	10,121,197	6,619,990

Basic and Diluted Earnings per Common Share	0.27	0.17

Weighted Average Shares Outstanding	37,955,602	37,955,602

Net Income	10,121,197	6,619,990
Foreign currency translation adjustment	335,203	1,323,638
Comprehensive Income	$10,456,400	$7,943,628

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	For the Three Months Ended September 30,
	2008	2007
Cash Flows from Operating Activities:
Net income	$10,121,197	$6619990
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,165,459	896324
Minority interest in loss of consolidated subsidiary	-	(3,287)
Deferred income taxes	165,215
Gain on sale of sewer assets	(161,346)
Changes in current assets and liabilities:
Trade accounts receivable, net	(3,816,755)	10,545,441
Other receivables, net	(320,635)	(11,824)
Advances to suppliers	15,514,480	(30,339,433)
Inventory	(39,218,911)	(15,561,230)
Accounts payable	13,374	2,126,117
Advances from customers	(9,422,771)	2,533,624
Other payables and accrued expenses	716,747	(1,443,957)
Related party receivables or payables	63,338,608	-
Net Cash Provided by (Used in)Operating Activities	38,094,662	(24,638,235)

Cash Flows from Investing Activities:
Collection of notes receivable	116,739	205,045
Changes in notes receivable-related parties	972,870
Purchase of property and equipment,
net of value added tax refunds received	(3,904,498)	(478,660)
Proceeds from sale of sewer assets	782,493	-
Net change in restricted cash	11,717,633	(13,491,049)
Net Cash Provided by(Used in) Investing Activities	9,685,237	(13,764,664)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	19,235,297	33,293,434
Payment on notes payable	(68,992,488)	(19,347,322)
Proceeds from issuance of notes payable - related party	4,962,841	28,583,343
Net Cash (Used in)Provided by Financing Activities	(44,794,350)	42,529,455

Effect of Exchange Rate Changes on Cash	27,649	153,397

Net Change in Cash	3,013,198	4,279,953
Cash and Cash Equivalents at Beginning of Period	11,806,101	8,832,942
Cash and Cash Equivalents at End of Period	14,819,299	13,112,895

Supplemental Cash Flow Information
Cash paid during the period for interest	1,203,545	915,337
Cash paid during the period for taxes	$1,045,127	$1,073,189